EXHBIT 99

Contact: Erika Schermerhorn

(617) 368-5091

BOSTON BEER REPORTS

THIRD QUARTER 2009 RESULTS

BOSTON, MA (11/5/09) -- The Boston Beer Company, Inc. (NYSE: SAM) reported a third quarter core product depletions increase of 6% as compared to the third quarter of 2008. Net revenue for the third quarter of 2009 was $108.7 million, an increase of $7.6 million, or 8%, over the same period last year. Net income for the third quarter was $10.4 million, or $0.72 per diluted share, an increase of $10.7 million, or $0.74 per diluted share, from the third quarter of 2008, primarily as a result of increased core shipments and improved gross margins. The third quarter 2008 results included the estimated after-tax negative impact on net income of $1.2 million, or $0.08 per diluted share, resulting from accruals for full year shortfall fees at other brewers as a result of volumes transferred to the Pennsylvania Brewery, and $1.2 million, or $0.08 per diluted share, resulting from additional costs of a product recall initiated in April 2008. Excluding these provisions, the Company’s third quarter net income increased $8.3 million, or $0.58 per diluted share.

Jim Koch, Chairman and Founder of the Company, commented, “Our 6% depletions growth in the third quarter exceeded our expectations. We believe that these results continued the improved trends that we began to see towards the end of the second quarter. While trends have improved, we continue to face increased competition from expanded distribution of domestic specialty brands and regional craft brands. We are happy with our sales execution, our brand strength and our position within the craft category and remain positive about the future of craft beer and our potential for future growth.”

Key highlights of the third quarter were:

•

Depletions growth of 6% for the quarter and 2% year to date, adjusted for comparable selling days.

•

The Packaging Services Agreement with Diageo North America, Inc. ended on May 2, 2009. The Pennsylvania Brewery is now dedicated solely to brewing the Company’s beers and is showing efficiency, capacity and cost improvements.

•

Gross margins improved to 54% for the quarter and 51% year to date, but remain significantly lower than the gross margins realized prior to 2006, due to the significant brewery operating, packaging and ingredient cost increases experienced since then, which have not been fully offset with pricing.

•

Estimate of earnings per diluted share for 2009 has been increased from previous guidance of $1.40 to $1.70 to between $1.75 and $2.05.

Martin Roper, the Company’s President and CEO, stated, “During the third quarter we experienced an improvement in our underlying brand volumes. The brands may have responded positively to the redesign of our packaging and the increased investment in media advertising and our sales force, but it is also possible that some of the drinkers of the competitive variety introduced in the last 24 months may be returning to our beers. Looking forward, we have no certainty that these trends will continue but we intend to continue our increased investment and sales activities levels. We feel we are in a good position to compete effectively through the strength of our brand and our sales force and are currently projecting that we should finish the year with depletions growth of approximately 2% to 3%.”

Mr. Roper continued, “Our Pennsylvania Brewery continues to brew great Samuel Adams beer and has now completed its first full quarter dedicated solely to brewing our products. Our gross margins improved again, as the Diageo contract volumes were very low margin. We have also seen some efficiency gains as the brewery focuses on brewing and packaging beer. The third quarter costs also benefited from increased utilization of capacity relative to prior quarters. We believe we are on the right track to bring the Pennsylvania Brewery’s economics closer to what we anticipated and to increase capacity to support future growth. We are focused on a multi-year program to identify and execute projects that will continue to reduce cost, drive efficiency and increase productivity at both our Pennsylvania Brewery and our Cincinnati Brewery. Looking forward to 2010, we expect that continued improvement in the efficiencies at our breweries will contribute to improved gross margins compared to 2009 but that this will not return us to the gross margins experienced prior to the increases in brewery operating costs and packaging and ingredient costs since 2006.”

3rd Quarter Results

Core shipment volume for the three months ended September 26, 2009 was approximately 538,000 barrels, a 7% increase versus the same period in 2008. Excluding the impact of the product recall in 2008, core shipment volume increased 6%. The third quarter depletions increase of 6% was primarily attributed to increases in Samuel Adams® Seasonals, the Twisted Tea® brand family and the Samuel Adams® Brewmaster’s Collection, which were partially offset by decreases in Samuel Adams Boston Lager® and Sam Adams Light®.

Bill Urich, Boston Beer Company CFO, said, “Our third quarter 2009 gross margin of 54% represented an increase of 10 percentage points over our third quarter 2008 gross margin that included the impact of the 2008 product recall and shortfall fees. Excluding the impact of the recall and shortfall fees in 2008, our gross margin has increased by 6 percentage points. This increase is due primarily to price increases, improved costs of operating our breweries, driven by lower energy costs, and the impact of the low margin Diageo contract production in the third quarter of 2008, partially offset by increased costs of package materials.”

The Company’s net income of $10.4 million, or $0.72 per diluted share, for the three months ended September 26, 2009 represents an increase of $10.7 million, or $0.74 per diluted share, from the same period last year. The increase in net income is primarily due to increased core shipments, improved gross margin and lower advertising, promotional and selling costs, driven by lower freight costs, offset by an increase in the provision for income taxes. Third quarter 2009 advertising, promotional and selling expenses were $1.3 million lower than those incurred in the third quarter of 2008, primarily as a result of decreases in freight expenses for shipping beer to wholesalers, driven primarily by reduced fuel costs, and the timing of certain marketing programs, offset by an increase in advertising and salary and benefit costs related to the addition of sales personnel. Third quarter 2009 general and administrative costs were $1.0 million lower than those incurred in the third quarter of 2008, primarily as a result of reduced salary and benefit costs. The Company recorded a tax provision in the third quarter of 2009 of $6.8 million, compared to $0.9 million in the prior year. The Company currently expects its full year tax rate to be approximately 43%.

Year to Date Results

Core shipment volume for the nine month period ended September 26, 2009 was 1.5 million barrels, which was flat compared to the same period in 2008. Excluding the impact of the 2008 product recall, 2009 core shipment volume decreased 3% from 2008 levels. In the first nine months of 2009, total Company depletions increased 2%, due primarily to increases in Samuel Adams® Seasonals, the Twisted Tea® brand family and the Samuel Adams® Brewmaster’s Collection, which were partially offset by decreases in Samuel Adams Boston Lager® and Sam Adams Light®.

The Company’s net income of $23.7 million, or $1.65 per diluted share, for the nine months ended September 26, 2009 represents an increase of $19.2 million, or $1.34 per diluted share, compared to the same period last year. The increase in net income is primarily due to the impact of product recall costs of $22.8 million incurred in the first nine months of 2008, price increases on core products of approximately 3% and lower advertising, promotional and selling costs in 2009, offset by an increase in the provision for income taxes. Advertising, promotional and selling expenses incurred during the first nine months of 2009 decreased by $11.4 million, as compared to 2008. The decrease was primarily due to reductions in freight expenses to wholesalers and better advertising rates and utilization, as well as more efficient spending and the timing of marketing programs that were only partially offset by increases in salaries and benefits due to the addition of sales personnel. General and administrative costs increased by $1.1 million during the first nine months of 2009 as compared to 2008, driven by a full nine months of operating costs related to the Pennsylvania Brewery, compared to only four months in the same period in 2008, offset by a decrease in salary and benefit costs at the Company’s corporate office. The Company recorded a tax provision in the first nine months of 2009 of $17.8 million, compared to $5.1 million in the prior year.

Other matters

Year-to-date depletions reported to the Company through October 2009 increased approximately 2% from the same period in 2008, with two fewer selling days in 2009.

Shipments and orders in-hand suggest that core shipments year-to-date through December 2009 will be up approximately 1% compared to the same period in 2008, after adjusting the 2008 shipments for the total volume credited to wholesalers for the product recall during 2008. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods. The Company believes inventories at wholesalers at the end of the third quarter were at appropriate levels given the current volumes and trends.

Based on information of which the Company is currently aware and its projection that 2009 depletions will increase approximately 2 to 3% compared to 2008, the Company projects 2009 earnings per diluted share of between $1.75 and $2.05, but actual results could vary significantly from this target. The Company is committed to maintaining volume and healthy pricing, and is prepared to invest to accomplish this, even if these investments cause short term earnings decreases.

The Company currently expects 2009 capital expenditures to be between $14.0 million and $18.0 million. This amount includes approximately $7.0 million of carryover projects committed in 2008 for the Pennsylvania Brewery and completed during the first half of 2009. The Company is focused on projects that will increase efficiency and productivity at its breweries. Decisions as to which projects will actually be undertaken will depend, in part, on their projected returns on investment. Accordingly, actual 2009 capital expenditures may well be different from these estimates.

Looking forward to 2010, based on information of which the Company is currently aware, the Company hopes to increase revenue per barrel by 2% through minor front line and deal level adjustments and forecasts stability on costs of packaging and ingredients and a continued improvement in operating costs at the Pennsylvania Brewery. If successful, the Company could have full year 2010 gross margins that are consistent with the gross margin levels realized in the third quarter of 2009. While the Company continues to experience a healthy pricing environment, there is no guarantee that it will be able to achieve the planned price increases. The Company intends to increase investment in its brands in 2010 commensurate with the opportunities for growth that it sees, but there is no guarantee such increased investments will result in increased volumes. The Company will provide further 2010 guidance when the Company presents full year 2009 results.

The Company is currently evaluating 2010 capital expenditures and, based on current information, its initial estimates are between $15.0 million and $25.0 million, most of which relate to continued investments in the Pennsylvania Brewery, as the Company pursues efficiency initiatives. The actual amount spent may well be different from these estimates as the Company continues to analyze its investment opportunities. Based on information currently available, the Company believes it could support growth in 2010 in excess of 10% without significant capacity expansion.

The Company expects that its cash balances as of September 26, 2009 of $44.8 million, along with future operating cash flow and the Company’s unused line of credit of $50.0 million, will be sufficient to fund future cash requirements. The Company continues to be in compliance with all of the covenants under its credit facility.

During the nine months ended September 26, 2009, the Company repurchased approximately 139,500 shares of its Class A Common Stock for a total cost of $4.1 million. Through November 3, 2009, the Company has repurchased a cumulative total of approximately 8.6 million shares of its Class A Common Stock for an aggregate purchase price of $118.1 million. The Company has approximately $21.9 million remaining on the $140.0 million share buyback expenditure limit set by the Board of Directors. The share buyback expenditure limit set by the Board of Directors was increased from $120.0 million to $140.0 million on August 10, 2009. As of November 3, 2009, the Company had 10.1 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only about eight-tenths of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 27, 2008 and December 29, 2007. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, November 5, 2009

THE BOSTON BEER COMPANY, INC.

Financial Results

Operating Results:

(in thousands, except per share data)

	(unaudited) Three Months Ended		(unaudited) Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Barrels sold	545	671	1,689	1,723

Revenue, net of product recall returns of $979 and $13,307 for the three and nine months ended September 27, 2008, respectively	$ 118,851	$ 110,467	$ 335,967	$ 323,446
Less excise taxes	10,129	9,339	28,102	28,823
Net revenue	108,722	101,128	307,865	294,623
Cost of goods sold	50,417	55,983	149,564	149,735
Costs (recovery) associated with product recall	-	1,254	(24)	9,546
Gross profit	58,305	43,891	158,325	135,342
Operating expenses:
Advertising, promotional and selling expenses	32,737	34,004	89,792	101,249
General and administrative expenses	8,388	9,368	27,149	26,017
Total operating expenses	41,125	43,372	116,941	127,266
Operating income	17,180	519	41,384	8,076
Other income, net:
Interest income	46	134	85	1,316
Other (expense) income, net	(4)	(14)	-	200
Total other income, net	42	120	85	1,516
Income before income taxes	17,222	639	41,469	9,592
Income tax provision	6,848	934	17,811	5,101
Net income (loss)	$ 10,374	$ (295)	$ 23,658	$ 4,491

Net income (loss) per common share - basic	$ 0.74	$ (0.02)	$ 1.68	$ 0.32
Net income (loss) per common share - diluted	$ 0.72	$ (0.02)	$ 1.65	$ 0.31

Weighted-average number of common shares - basic	14,008	13,934	14,054	13,890
Weighted-average number of common shares - diluted	14,334	13,934	14,322	14,333

Consolidated Balance Sheets:

(in thousands, except share data)

	(unaudited) September 26, 2009	December 27, 2008

Assets
Current Assets:
Cash and cash equivalents	$ 44,802	$ 9,074
Accounts receivable, net of allowance for doubtful accounts of $300 and $255 as of September 26, 2009 and December 27, 2008, respectively	24,331	18,057
Inventories	24,132	22,708
Prepaid expenses and other assets	6,736	16,281
Deferred income taxes	1,988	2,734
Total current assets	101,989	68,854

Property, plant and equipment, net	146,665	147,920
Other assets	1,530	1,606
Goodwill	1,377	1,377
Total assets	$ 251,561	$ 219,757

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$ 18,709	$ 20,203
Accrued expenses	55,273	46,854
Total current liabilities	73,982	67,057

Deferred income taxes	9,617	9,617
Other liabilities	2,656	3,055
Total liabilities	86,255	79,729

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,144,258 and 10,068,486 issued and outstanding as of September 26, 2009 and December 27, 2008, respectively	101	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	108,350	102,653
Accumulated other comprehensive loss, net of tax	(431)	(431)
Retained earnings	57,245	37,664
Total stockholders' equity	165,306	140,028
Total liabilities and stockholders' equity	$ 251,561	$ 219,757

Consolidated Statements of Cash Flows:

(in thousands)

	(unaudited) Nine Months Ended
	September 26, 2009	September 27, 2008

Cash flows provided by operating activities:
Net income	$ 23,658	$ 4,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,679	8,289
Impairment of long-lived assets	589	-
(Gain) loss on disposal of property, plant and equipment	(1)	25
Bad debt expense (recovery)	49	(7)
Stock-based compensation expense	2,408	3,354
Excess tax benefit from stock-based compensation arrangements	(1,174)	(4,578)
Deferred income taxes	746	-
Proceeds from sale of trading securities	-	16,200
Changes in operating assets and liabilities:
Accounts receivable	(6,323)	(3,331)
Inventories	(1,424)	(5,714)
Prepaid expenses and other assets	9,641	(754)
Accounts payable	(1,494)	6,890
Accrued expenses	9,593	2,649
Other liabilities	(399)	(343)
Net cash provided by operating activities	48,548	27,171

Cash flows used in investing activities:
Purchases of property, plant and equipment	(11,900)	(45,339)
Proceeds from disposal of property, plant and equipment	-	11
Purchase of brewery assets	-	(44,960)
Net cash used in investing activities	(11,900)	(90,288)

Cash flows used in financing activities:
Repurchase of Class A common stock	(4,077)	(15,324)
Proceeds from exercise of stock options	1,642	4,842
Excess tax benefit from stock-based compensation arrangements	1,174	4,578
Net proceeds from sale of investment shares	341	301
Net cash used in financing activities	(920)	(5,603)

Change in cash and cash equivalents	35,728	(68,720)

Cash and cash equivalents at beginning of period	9,074	79,289

Cash and cash equivalents at end of period	$ 44,802	$ 10,569

Supplemental disclosure of cash flow information:
Income taxes paid	$ 7,336	$ 8,329

Copies of The Boston Beer Company's press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com